AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Employment Agreement”) is made as of November 8, 2007, between Hallmark Entertainment LLC, a Delaware limited liability company (“Employer”), and Anthony Guido (“Employee”).

W I T N E S S E T H:

WHEREAS, Since January 1, 1995, the Employee has rendered services to the Employer upon and subject to the terms, conditions and other provisions of that certain Employment Agreement between Employee and the Employer dated as of January 1, 1995 and amended as of July 1, 1996, July 1, 1999, June 15, 2000, September 25, 2001, June 28, 2002 and June 21, 2005 (the “Prior Agreement”);

WHEREAS, Employer desires to continue to retain the services of Employee and Employee desires to continue to be employed by Employer upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

1. Employment and Duties. (a) Effective November 8, 2007 (the “Effective Date”), Employer hereby employs Employee and Employee hereby agrees to serve as Executive Vice President, Legal and Business Affairs of Employer reporting to one of the following: the Chief Operating Officer, the Chief Executive Officer, the Chief Financial Officer or higher position of Employer (“Supervisor”). Employee agrees to perform such services consistent with Employee’s position as shall, from time to time, be assigned to Employee by the Supervisor. Employee shall use Employee’s best efforts to promote the interests of Employer and shall devote Employee’s full business time, energy and skill exclusively to the business and affairs of Employer during the “Term” (as “Term” is defined in Paragraph 2 below).

(b) Employee’s primary duties shall consist of such duties assigned to him by the Supervisor involving negotiation, preparation, oversight of others in the negotiation and preparation, of contracts (as requested by Employer), including but not limited to production/development contracts, option agreements, talent contracts, sales and distribution agreements, asset purchase agreements, and copyright administration. All such contracts will be subject to final approval by Employer.

(c) During the course of Employee’s employment hereunder, Employer may be incorporating subsidiary production companies for the development of individual television programs and other audiovisual properties (collectively, the “Properties” and individually, a “Property”). Employer shall have the right to loan or make available, without additional compensation to Employee, Employee’s services as an officer or director of any of Employer's subsidiaries or to perform services for any Property owned or controlled by Employer or any such subsidiary, provided, that his duties as an officer of any such subsidiary shall be consistent with his duties hereunder.

Employee further agrees that all the terms of this Agreement shall be applicable to Employee’s services for each such subsidiary.

2. Term of Employment.

The initial term of Employee’s employment with Employer shall commence on the Effective Date and shall expire on June 30, 2008 (“Term”).

3. Compensation.

(a) Salary. As compensation for Employee’s services hereunder, Employer shall pay to Employee a salary at the minimum rate of $703.470.00 per year. Such salary shall be earned weekly, in arrears and shall be paid on the Employer’s customary payroll periods (which periods shall be not less frequently than monthly). Employer shall review such salary at least annually for possible increases.

(b) Bonus. Employee shall receive such annual bonus as the Employer determines in its sole discretion, provided such bonus shall be at least 30% of Employee’s then annual salary rate.

(c) Withholding. All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employee shall be responsible for payment of all federal, state and local income taxes, FICA, unemployment insurance and disability contributions, and such other deductions as may be required by law.  Upon a change of Employee’s employment and/or tax status such that Employer shall be responsible for such payments, Employer shall be entitled to deduct from each payment of compensation to Employee such items as federal, state and local income taxes, FICA, unemployment insurance and disability contributions, and such other deductions as may be required by law.

(d) Expenses. During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, travel, meals, hotel accommodations and other expenditures, including monthly parking charges in New York City incurred with daily commuting, incurred by Employee in connection with Employee’s services to Employer in accordance with Employer’s expense account policies for its senior executive personnel.

(e) Fringe Benefits. During the Term, Employee shall be entitled to receive the following fringe benefits: (i) paid vacation per year according to Employer’s policy applied to its employees generally but at least 5 weeks, (ii) group medical insurance, and (iii) any other fringe benefits that may become available to senior executives of Employer.

4. Place of Employment. During the Term, Employee shall be required to perform Employee’s duties at the principal office of Employer set forth above, or at such other locations in the New York metropolitan area only as Employer may designate, and Employee shall undertake all reasonable travel customarily required by Employer in connection with the performance of Employee’s duties hereunder.

5. Confidentiality; Intellectual Property; Name and Likeness.

(a) Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer or any persons designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as ideas, proposals, plans, scripts, treatments and formats described in subparagraph (b) below. Employee further agrees that Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee’s duties hereunder) without the prior written consent of Employer. This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee is required to disclose in legal proceedings, provided Employee gives advance notice to the President of Employer and an opportunity to Employer to resist such disclosure.

(b) During the Term, Employee will disclose to Employer all ideas, proposals, plans, scripts, treatments, and formats invented or developed by Employee which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any ideas, proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. Employee agrees that all such ideas, proposals, plans, scripts, treatments, and formats are and will be the property of Employer. Employee further agrees, at Employer’s request, to do whatever is necessary or desirable to secure for the Employer the rights to said ideas, proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer. Nothing in this Paragraph 5(b) shall apply to an original work written and composed by Employee tentatively entitled “Nutcracker: The Musical,” or to Employee’s activities permitted under the proviso to Paragraph 7(a).

(c) Employer shall have the right in perpetuity to use Employee’s name, in connection with credits for Properties for which Employee performs any services, and during the Term and for one year thereafter otherwise in connection with the Employer and its business.

6. Employee’s Representations. Employee represents and warrants that:

(a) Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee’s duties and obligations hereunder;

(b) Employee is currently in good health and to the best of Employee’s knowledge; Employee is not subject to any undisclosed medical condition which might have a material effect on Employee’s ability to perform satisfactorily Employee’s services hereunder.

7. Non-Competition; No Raid.

(a) During the Term, Employee shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner or otherwise, in a business or other endeavor which interferes with any of his duties or obligations hereunder or which is competitive with the business of the Employer or its subsidiaries, including but not limited to the production, distribution or any other exploitation of audiovisual material (the “Other Business”), provided that nothing herein shall prohibit Employee on his own personal time, from writing original stage musicals and selling or licensing the rights to same solely for live theatrical performances and provided further that Employee may invest in up to 1% of the equity securities of any publicly traded corporation.

(b) Employee further agrees that during the Term and for a period of six months thereafter, Employee will not employ or attempt to employ or assist anyone else to employ any person who is, at the date of expiration of Employee’s employment, working as an officer, policymaker or in creative development or distribution (including without limitation executive employees) for or rendering services as such to Employer.

(c) In consideration of Employer’s agreements herein, Employee further agrees that except in the event (i) of his termination without cause as defined herein, (ii) termination upon expiration of the Term, or (iii) determination by a court of competent jurisdiction that termination of Employee’s employment constituted a substantial breach of this Agreement by Employer, in addition to the obligations imposed by Paragraphs 7(a) and (b) but subject to the provisos of Paragraph 7(a), for six months following the termination of his employment with Employer he will not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder (other than as permitted by paragraph 7(a)) or otherwise, in a business or other endeavor which is competitive with the business of the Employer or its subsidiaries including Other Business in the U.S. Employee specifically acknowledges that he is of special, unique and extraordinary value to Employer because of, inter alia, his personal relationships with exhibitors and distributors; that if he were to leave Employer and compete with it, Employer’s business would be materially damaged; that as a key executive of Employer, he has access to all confidential information, trade secrets, and the like, of Employer; and that in view of the foregoing, the restrictions imposed by Paragraphs 7(a) and 7(b) and this Paragraph 7(c) are reasonably necessary to protect Employer against unfair competition by Employee and are not unduly burdensome to Employee. Accordingly in the event of a breach of Paragraphs 7(a) and 7(b) and this Paragraph 7(c) by Employee, Employer shall have all of the remedies available to it under paragraph 9 hereof in addition to any other remedies available to Employer at law or equity.

8. Termination.

(a) Employee’s employment may be terminated prior to the expiration of the Term on ten (10) business days’ written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

(i) The death of Employee;

(ii) The physical or mental disability of Employee to such an extent that it impairs the ability of Employee to effectively render services to Employer for a continuous period exceeding an aggregate of 130 business days during any twelve month period of the

Term. For purposes of counting the aggregate of 130 business days, days properly designated by Employee as vacation days shall not be counted;

(iii) For “cause,” which for purposes of this Agreement shall be defined as:

(A) The use of drugs and/or alcohol which interfere materially with Employee’s performance of Employee’s services under this Agreement;

(B) Employee’s conviction of any act which constitutes a felony under federal, state or local laws or the law of any foreign country;

(C) Employee’s persistent failure after written notice to perform, or Employee’s persistent refusal to perform after written notice, Employee’s duties and responsibilities pursuant to this Agreement which materially adversely affects Employer’s business or financial condition; or

(D) Employee’s dishonesty in non-trivial financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of his duties hereunder.

(b) In addition to termination pursuant to Paragraph 8(a), Employer shall have the right to terminate Employee’s employment at any time prior to the last three months of the Term by providing Employee with not less than ninety (90) days’ advance notice in writing. In the event of a termination pursuant to this Paragraph 8(b): (i) the Employer shall pay to the Employee on the first payroll period following the 30th day following the date of such termination of employment the same amounts as are payable to Employee pursuant to Paragraph 8(f), (i) and (ii), and except as set forth in clause (ii) of this sentence and Paragraph 16 of the Agreement, Employer shall have no further obligations to Employee hereunder; (ii) Employer shall be obligated to continue to make available to Employee Employee’s fringe benefits as set forth in Paragraph 3(e) (other than vacation) from the date of such termination and for the remainder of the Term but in no event for less than a minimum of one year from the date of termination; (iii) if Employee shall be in violation of the provisions of Paragraph 5 or Paragraph 7, no further amounts shall be paid to Employee hereunder; and (iv) Employer will provide and pay for all reasonable expenses incurred in connection with executive outplacement services in New York City for Employee for as long as required by Employee, but not exceeding one year.

(c) (i) In the event that Employer terminates this Agreement due to any of the reasons set forth in Paragraphs 8(a)(i) and 8(a)(iii)(A)-(D) above, Employee shall be paid Employee’s salary through the later of the expiration of the ten (10) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs after which Employer’s obligation to pay salary to Employee shall terminate; (ii) should Employer terminate this Agreement due to Employee’s disability as defined above in Paragraph 8(a)(ii), Employee shall continue to receive three months of salary unless the term of this Agreement was scheduled (without giving effect to any renewal period under Paragraph 8(f)) to expire during said three month period, in which case Employee shall receive Employee’s salary only up to the expiration date of this Agreement. After making the payments provided for in this sub-paragraph (c), Employer shall have no further obligations to Employee.

(d) Upon termination of Employee’s employment, Employee shall promptly return all of Employer’s property to Employer.

(e) Upon termination of Employee’s employment for any reason, Employee shall tender Employee’s resignation from the Board of Directors of any of Employer’s subsidiaries or affiliates on which Employee is serving.

(f) If the Employer decides that it does not desire to continue Employee’s employment beyond June 30, 2008, then Employer will give Employee at least 90 days prior written notice of such termination, subject to Section 17(a), and Employee will receive (i) on the first payroll period following the 30th day following such termination a lump sum severance payment equal to the sum of (A) eighteen (18) months salary (at the then current rate) and (B) a bonus payment equal to 30% of his severance payment, and (ii) other benefits (e.g. COBRA and outplacement, both at Employer’s expense) required under the Agreement. If the parties (for reasons other than those stated in Paragraph 8(c)) do not renew or replace the Agreement for a period after June 30, 2008 on terms substantially similar to Employee as those last afforded Employee (e.g. an agreement with no less than a two year term and with no less than a 10% increase in salary and bonus in the the first year and no less than a 5% increase during the second year), the Employee will receive: (x) on the first payroll period following the 30th day after the Term expires a lump sum severance payment equal to the sum of (A) eighteen (18) months salary (at the then current rate) and (B) a bonus payment equal to 30% of his severance payment, and (y) other benefits (e.g. COBRA and outplacement, both at Employer’s expense) required under the Agreement, provided that at the time of such non-renewal Employee is willing and able to execute such a new employment agreement and to continue providing such services; and provided, further, that as a result of such non-renewal the Employee’s employment is terminated (and such a termination constitutes an “involuntary separation from service” within the meaning of Treasury Regulation 1.409-A1(n)).

(g) Nothing in this Paragraph 8 shall be a diminution or derogation of any benefits to which Employee is entitled under COBRA. Employer shall reimburse Employee for any COBRA costs incurred by him during any period after termination of employment for which he is receiving a severance amount under Paragraph 8(f).

9. Breach; Remedies. (a) Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of the breach by Employee of the terms and conditions of this Agreement, Employer shall be entitled, inter alia, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, and to seek to enforce the specific performance thereof by Employee, and/or to seek to enjoin Employee from performing services for any other person, firm or corporation. The parties further stipulate that the law of Missouri shall apply to any dispute or action regarding this agreement and Employee agrees to submit to the jurisdiction of any court of competent jurisdiction in Missouri in any such action and agrees to waive all objections to such jurisdiction, including (but not limited to) any objections based upon lack of personal jurisdiction or venue or forum non conveniens.

(b) Notwithstanding the foregoing, except when a party is seeking an injunction or specific performance hereunder, the parties agree to submit any dispute concerning this

Agreement to binding arbitration. The parties may agree to submit the matter to a single arbitrator or to several arbitrators, may require that arbitrators possess special qualifications or expertise or may agree to submit a matter to a mutually acceptable firm of experts for decision. In the event the parties shall fail to thus agree upon terms of arbitration within twenty (20) days from the first written demand for arbitration, then such disputed matter shall be settled by arbitration under the Rules of the American Arbitration Association, by three arbitrators appointed in accordance with such Rules. Such arbitration shall be held in New York City. Once a matter has been submitted to arbitration pursuant to this section, the decision of the arbitrators reached and promulgated as a result thereof shall be final and binding upon all parties. The cost of arbitration shall be shared equally by the parties and each party shall pay the expenses of his/its attorneys, except that the arbitrators shall be entitled to award the costs of arbitration, attorneys and accountants’ fees, as well as costs, to the party that they determine to be the prevailing party in any such arbitration.

10. Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights, interests and obligations of Employee herein may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of Employer hereunder shall bind in their entirety the successors and assigns of Employer, including Hallmark Entertainment, Inc. and Signboard Hill Productions, Inc. if Employer elects to assign this Agreement to one of them. As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Employer.

11. Amendment; Captions. This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement. If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

12. Prior Agreements. This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed (including, without limitation, the Prior Agreement), and sets out the full agreement between the parties concerning its subject matter.

13. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or, if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at Employee’s then current address, and, in the case of Employer, addressed to its President with a copy to General Counsel, RHI Entertainment, LLC, 1325 Avenue of the Americas, New York, NY 10019. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

14. Periods of Time. Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

15. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

16. Indemnification. Employer agrees to indemnify and hold harmless Employee from any charges, claims, damages, costs, judgments, decrees, losses, legal fees and expenses at standard rates, penalties, demands, liabilities and causes of action (collectively, “Claims”) of any nature whatsoever made by third parties against Employee (but excepting any Claims by Employer or its affiliates against Employee), whether or not groundless, arising or resulting from or in connection with Employee’s employment (whether past, present, or future) by Employer pursuant to the Agreement and Employer shall undertake the defense of such Claims through counsel reasonably approved by Employee. This indemnity shall survive the expiration or termination of the Agreement.

17. Section 409A.

(a) Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Paragraph 8 unless the Employee’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations and unless, on or prior to the 30th day following the date of termination (A) the Employee executes a waiver and release of claims agreement in the Employer’s customary form and (B) such waiver and release of claims agreement shall not have been revoked by the Employee prior to such 30th day; and (ii) if the Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the termination benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service” with the Employer (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Employee’s death (and upon the earlier of such dates, all payments deferred pursuant to this Paragraph 17(a)(ii) shall be paid in a lump sum to the Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein); and (iii) the reimbursement of any expense under Section 3 shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall made by the Employer in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). Notwithstanding the foregoing, the parties acknowledge and agree that all severance payments that may be made pursuant to Section 8 are intended to be “short term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(y) that do not constitute a deferral of compensation within the meaning of Section 409A of the Code.

(b) The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Employer determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Employer may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Employer reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement as of the day and year first above written.

RHI ENTERTAINMENT, LLC
By:	/s/ Peter von Gal
Title	Chief Operating Officer

EMPLOYEE:
/s/ Anthony Guido